EXHIBIT 99.1

NEWS RELEASE

April 17, 2008	OTC BB: DPDW

DEEP DOWN TO ACQUIRE FLOTATION TECHNOLOGIES

HOUSTON, TX – April 17, 2008 – Deep Down, Inc. (OTCBB: DPDW) today announced it has executed a Stock Purchase Agreement to purchase all of the outstanding capital stock of Flotation Technologies, Inc.  Headquartered in Biddeford, Maine, Flotation Technologies is a recognized leader in the design and manufacture of deepwater buoyancy systems, specializing in Flotec™ syntactic foam and polyurethane elastomer products. With extensive engineering, design, fabrication, and analysis capabilities, Flotation Technologies provides quick turnaround, cost-effective buoyancy and elastomer products to the worldwide oceanographic, offshore energy, seismic, and military markets.  Within the past few years, Flotation Technologies has received its approved vendor status for the supply of engineered products such as distributed buoyancy, installation buoyancy and bend limiting products from numerous customers including Aker Kvaerner, Cooper Cameron, Chevron, Devon Energy, Exxon Mobil, Oceaneering Multiflex, Petrobras, Shell, Statoil, Technip and Wellstream International.  More information can be obtained at www.flotec.com.

Unaudited financial information provided by the management of Flotation Technologies indicates that revenue for the latest twelve months ending March 31, 2008 was approximately $17.27 million, with pretax income of $4.84 million, and EBITDA of $5.26 million, adjusted for certain nonrecurring expenses and a gain on sale of real estate assets.  Financial results of operations for the years ended December 31, 2007 and 2006 will be presented when audits are finalized.

“The total purchase price for the acquisition is expected to be approximately $23.3 million.  Flotation Technologies’ revenue for the year ended December 31, 2007 was approximately double the revenue realized in the prior year.  According to Quest Subsea Forecast (October 2007), capital expenditures in the offshore energy industry are expected to experience significant growth for the next several years.  Our strategy is to participate in that growth.  Buoyancy will become more important as the offshore energy industry continues its trend toward exploration and development activities in ultra deep waters.  This acquisition will give Deep Down a major product line, position the Company to become a leader in flotation systems and increase our presence in deepwater operations,” commented Robert E. Chamberlain, Jr., Deep Down’s chairman and chief acquisitions officer.

Ronald E. Smith, Deep Down’s president and chief executive officer commented, “We are very excited about this acquisition.  Our strategy is to work closely with management to expand their existing business and explore new areas of opportunity.  Our view of the future of subsea equipment involves structural integration of buoyancy into various components of the undersea distribution system.  Due to our prominence in installation activities of subsea equipment throughout the world, our customers are increasingly asking us to supply the equipment and systems we install.  Where appropriate, we intend to manufacture high-demand, technology advantaged products in high-growth markets.  Our strategy is to become a major player in many facets of the offshore deepwater industry.”

Deep Down’s closing of the purchase of Flotation Technologies remains subject to several conditions, including Deep Down’s obtaining financing for the payment of the purchase price.

About Deep Down, Inc.

Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project.

The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s Mako subsidiary serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

The Company’s strategy is to consolidate service providers to the offshore industry, as well as designers and manufacturers of subsea, surface, and offshore rig equipment used by major, independent, and foreign national oil and gas companies in deep-water exploration and production of oil and gas throughout the world.  Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others.  For further company information, please visit www.deepdowninc.com, www.electrowaveusa.com and www.makotechnologies.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations

ir@deepdowninc.com

281-862-2201 (O)
281-862-2522 (F)

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